Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

The Prudential Investment Portfolios, Inc.:

We consent to the use of our report dated November 16, 2015 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers” and “Financial Statements” in the statement of additional information.

New York, New York

November 24, 2015